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                                                                   Exhibit 23.2




                         INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Summit Bancorp.



We consent to the use of our report dated January 19, 1999 relating to the consolidated balance sheets of Summit Bancorp. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 Annual Report on Form 10-K of Summit Bancorp., incorporated by reference in the Registration Statement on Form S-3 of Summit Bancorp. We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

/s/ KPMG LLP






Short Hills, New Jersey
June 30, 1999